EXHIBIT 5.1

Arnall Golden Gregory, LLP
171 Seventeenth Street, NW, Suite 2100
Atlanta, Georgia 30363-1031

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

May 3, 2018

Rollins, Inc.
2170 Piedmont Road, NE
Atlanta, Georgia 30324

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

This opinion is rendered in connection with the proposed issue and sale by Rollins, Inc., a Delaware corporation (“Rollins”), of up to 6,000,000 shares of Rollins common stock (the “Shares”), pursuant to Rollins’ 2018 Stock Incentive Plan (the “Plan”) upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by Rollins with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). We have acted as counsel for Rollins in connection with the issuance and sale of the Shares by Rollins.

In rendering the opinion contained herein, we have relied in part upon examination of Rollins’ corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and the Shares will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by the Company of payment therefor (assuming that such payment at all times exceeds the par value thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP